UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2025

180 LIFE SCIENCES CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38105	90-1890354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 El Camino Real, Bldg. 4, Suite 200 Palo Alto, CA	94306
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 507-0669

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ATNF	The NASDAQ Stock Market LLC
Warrants to purchase shares of Common Stock	ATNFW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 28, 2025, 180 Life Sciences Corp. (the “Company”, “we” and “us”) entered into a Settlement and Mutual Release Agreement (the “Settlement Agreement”) with Elray Resources, Inc. (“Elray”), and Luxor Capital, LLC (“Luxor”). Elray and Luxor are both controlled by Anthony Brian Goodman, the father of our director, Jay Goodman. The Settlement Agreement and related arrangements discussed below resolved certain disputes which had arisen between the parties relating to among other things, certain potential acquisitions.

Pursuant to the Settlement Agreement: (a) the Company agreed to acquire all 1,318,000 of the shares of its common stock (the “Elray Shares”) held by Elray, which were issued in March 2025, upon the conversion of 1,000,000 shares of Series B Convertible Preferred Stock which Elray then held (representing 23.1% of the Company’s currently outstanding shares of common stock), in exchange for an aggregate settlement payment of $1 million, consisting of (i) $350,000 payable to Elray within five business days of the Settlement Agreement (the “Elray Payment”) and (ii) $650,000 payable to Luxor (“Luxor Payment”). Amounts due to Luxor will be payable by way of 20% of proceeds raised by the Company in future capital raises until paid in full, but shall be paid no later than April 28, 2026; and (b) the Company, Elray, and Luxor exchanged mutual general releases from claims arising from prior negotiations and agreements, with limited exceptions for obligations under the Settlement Agreement and confidentiality requirements.

In connection with the settlement, Elray agreed to deliver five stock powers authorizing cancellation of the Elray Shares, to be held in escrow and released proportionally at the option of the Company, as settlement payments are made, with all remaining shares canceled once the full amounts of the Elray Payment and Luxor Payment is made. The stock powers are to be released in tranches, with the stock power relating to the initial 461,300 Elray Shares eligible to be released from escrow upon payment of the Elray Payment, and the remaining four stock powers, each providing for the transfer of 214,175 shares, to be released upon the payment by the Company to Luxor of each additional $162,500. To date no Elray Shares have been returned to the Company or cancelled.

Luxor also agreed to indemnify the Company against any claims brought by a third party related to certain prior negotiations involving an online casino asset acquisition.

The Settlement Agreement included customary representations and warranties of the parties and confidentiality requirements. The Settlement Agreement also provides a restriction on Elray’s sale or transfer of any of the Elray Shares.

The Settlement Agreement also required Elray to enter into a Voting Agreement with the Company. Pursuant to the Voting Agreement, which was entered into on April 28, 2025, by Elray, the Company, and Blair Jordan, the Company’s Chief Executive Officer, solely for the benefit of the Company, Elray agreed to vote any Elray Shares which it continued to hold, as recommended by the Board of Directors of the Company, at any meeting of stockholders or via any written consent of stockholders, which may occur prior to April 28, 2026. In order to enforce the terms of the Voting Agreement, and solely for the benefit of the Company, Elray provided Mr. Jordan (or his assigns) an irrevocable voting proxy to vote the Elray Shares pursuant to the guidelines set forth above at any meeting of stockholders or via any written consent of stockholders.

The Settlement Agreement and related transactions were approved by the Board of Directors of the Company, as well as the Company’s Audit Committee, with Mr. Jay Goodman abstaining.

The Settlement Agreement has no effect on the Company’s ownership of, or rights associated with, certain source code and intellectual property relating to an online blockchain casino which the Company acquired from Elray in September 2024, nor Elray’s ownership of warrants to purchase 3,000,000 shares of common stock with an exercise price of $1.68 per share.

The foregoing summary of the Settlement Agreement and Voting Agreement is a summary only and is qualified in its entirety by reference to the Settlement Agreement and Voting Agreement, copies of which are attached hereto as Exhibits 10.1  and 10.2, and are incorporated into this Item 1.01 by reference in their entirety.

Item 7.01 Regulation FD Disclosure.

On April 30, 2025, the Company issued a press release disclosing the Settlement Agreement.

A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated into this Item 7.01 by reference.

The information contained in, or incorporated into, this Item 7.01 of this Current Report, is furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act or the Exchange Act regardless of any general incorporation language in such filings.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Settlement and Mutual Release Agreement dated and effective April 28, 2025, is by and between 180 Life Sciences Corp., Elray Resources, Inc. and Luxor Capital, LLC
10.2*	Voting Agreement dated April 28, 2025, between 180 Life Sciences Corp., Elray Resources, Inc. and Blair Jordan
99.1*	Press Release dated April 30, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

180 LIFE SCIENCES CORP.

Date: April 30, 2025	By:	/s/ Blair Jordan
Blair Jordan
Chief Executive Officer

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